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                                                                   Exhibit 10.15

                            ASSET PURCHASE AGREEMENT

         THIS AGREEMENT ("Agreement") is made this 31st day of January, 1996, among WATERLINK ACQUISITION CORP., a Delaware corporation ("Purchaser"), MASS TRANSFER SYSTEMS, INC., a MASSACHUSETTS corporation ("Seller"), WATERLINK, INC., a Delaware corporation ("Waterlink"), and MARK E. NEVILLE ("Neville") and FREDERICK J. SIINO ("Siino"), shareholders of Seller (Neville and Siino are collectively referred to as the "Shareholders").

                                 R E C I T A L:
                                 --------------

         Purchaser desires to purchase, and Seller desires to sell to Purchaser, all of the business, assets, and goodwill of Seller, except as otherwise provided in this Agreement, in exchange for cash, promissory notes and for the assumption of certain of Seller's liabilities and obligations, as expressly provided in this Agreement.

         NOW, THEREFORE, Purchaser and Seller agree as follows:

                                    ARTICLE I
                                    ---------

                TRANSFER OF ASSETS AND ASSUMPTION OF LIABILITIES
                ------------------------------------------------

         1.1 TRANSFER OF ASSETS. On the terms and subject to the conditions in this Agreement, Seller will convey, transfer, assign and deliver to Purchaser on the Closing Date (defined below) all of the business, assets, and goodwill owned or used by Seller on the Closing Date in the conduct of its business (the "Business") of every kind and description, wherever located, known or unknown, tangible or intangible, including, without limitation, all property, real, personal or mixed, cash on hand and in accounts, accounts receivable, securities, deposits on contractual obligations or otherwise, claims and rights under contracts and leases, licenses, customer lists, trade secrets, know-how and all other pending claims and other choses in action, exclusive rights to use the name "Mass Transfer Systems" and any derivative or combination of that name and all other names or slogans used by Seller in connection with the Business or its products, all product catalogs and other advertising materials, all files, books and records of Seller relating to the Business, and all rights, title and interests in and to any computer programs, all as the same exist on the Closing Date (collectively, the "Subject Assets"). Notwithstanding the foregoing, the Subject Assets will not include any tax refund claims and those items specifically referenced on Schedule 1.1.

         1.2 ASSUMPTION OF LIABILITIES. Subject to the conditions in this Agreement, on the Closing Date, Purchaser will deliver an undertaking in form and substance reasonably satisfactory to Seller and its counsel pursuant to which Purchaser will assume and agree to pay, perform and discharge (i) all obligations and liabilities of Seller to the extent reflected or reserved against in Seller's balance sheet as of September 30, 1995, included in the Seller Financial Statements (defined below), (ii) all obligations and liabilities of Seller arising after the Closing Date under any contracts, agreements, instruments and arrangements listed on Schedule 3.19 furnished by Seller to Purchaser pursuant to this Agreement or entered into in the ordinary course of business, and (iii) all current

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liabilities and obligations of Seller of the nature contained on Seller's
September 30, 1995 balance sheet or of the nature disclosed on Schedule 3.7 hereto, arising after the date of such balance sheet in the ordinary course of business and not in violation of Section 10.1 of this Agreement PROVIDED, HOWEVER, that Purchaser will not assume any liability of Seller in excess of Four Hundred Thousand Dollars ($400,000) under the Promissory Note dated December 18, 1995 made by Seller in favor of Neville in the original principal amount of One Million Two Hundred Thousand Dollars ($1,200,000) (the "Neville Note"). Any of the foregoing notwithstanding, Purchaser will not assume any other obligations or liabilities of Seller, including, without limitation, those arising out of or in connection with the negotiation and preparation of this Agreement or the consummation of the transactions provided for in this Agreement (except for the fees of Seller's professional advisors in an amount not to exceed Forty-Five Thousand Dollars ($45,000), or for any taxes of Seller of any nature other than VAT Taxes and GST Taxes (each as defined in Section 3.10) to the extent reserved for on the Seller Financial Statement. The liabilities to be assumed by Purchaser hereunder are collectively referred to as the "Assumed Liabilities."

         1.3 METHOD OF CONVEYANCE AND TRANSFER. The conveyance, transfer and delivery of the Subject Assets will be effected by quit claim deeds, bills of sale, endorsements, assignments and other instruments of transfer, all in such form as Purchaser reasonably requests, vesting in Purchaser good and marketable title to the Subject Assets, free and clear of all covenants, conditions, easements, liens, charges, security interests, adverse claims, encumbrances, demands or other title defects or restrictions of any kind, except, with respect to the Real Property portion of the Subject Assets only, for those Permitted Encumbrances set forth on Schedule 1.3 existing on the Closing Date ("Permitted Encumbrances").

         1.4 FURTHER ASSURANCES. Seller, within a reasonable period of time, after the Closing Date, upon request of Purchaser, do, execute, acknowledge and deliver, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required for the conveying transferring, assigning, and delivering to Purchaser, or to successors and assigns, and for aiding and assisting in collecting and reducing to possession, all the Subject Assets.

                                   ARTICLE II
                                   ----------

                            PAYMENT OF PURCHASE PRICE
                            -------------------------

          2.1  PAYMENT BY PURCHASER.

               (a) At the Closing, Purchaser will pay to Seller the purchase price for the Subject Assets, as follows:

                    (i) The sum of Two Million Five Hundred Thousand Dollars
               ($2,500,000) plus the amount equal to the Shareholders' collective income tax liability for the prior fiscal year and the current fiscal year resulting from Seller's operation of the Business prior to the Closing (the "Shareholders' Tax Liability") estimated to be approximately Two Hundred Fifty-One Thousand Dollars ($251,000)

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               (the "Cash Purchase Price") by certified or bank check in
               immediately available funds or by wire transfer to an account designated by Seller, provided, however, that if prior to the Closing Date, (A) Seller elects to pay down the Neville Note as permitted by Section 10.1(g)(ii) of this Agreement, and/or (B) Seller makes a distribution to the Shareholders in accordance with Section 10.1(f) of this Agreement, then the Cash Purchase Price will be reduced by the aggregate amount of such pay down and/or distribution, as the case may be, and, provided, further, that if the amount of the Shareholders' Tax Liability is not known on the Closing Date, then it shall be deemed to be Two Hundred Fifty-One Thousand Dollars ($251,000) for purposes of payment of the Cash Purchase Price at the Closing (the "Estimated Amount") and after the Closing, the Shareholders shall provide evidence of the actual amount of the Shareholders' Tax Liability and the difference between the actual amount of the Shareholders' Tax Liability and the Estimated Amount promptly shall be paid by Purchaser to Seller if the actual amount of the Shareholders' Tax Liability is greater than the Estimated Amount or by Seller to Purchaser if the actual amount of the Shareholders' Tax Liability is less than the Estimated Amount.

                    (ii) Purchaser will issue to Seller its convertible
               subordinated promissory note (the "Convertible Subordinated Promissory Note") in the form of Exhibit "A" to this Agreement, dated as of the Closing Date and payable to Seller in the principal amount of Two Million Dollars ($2,000,000). The Convertible Subordinated Promissory Note will be convertible into shares of common stock of Waterlink, as provided for therein, and will be guaranteed by Waterlink in accordance with Article XII of this Agreement.

                    (iii) Purchaser will issue to Seller its subordinated
               promissory note (the "Subordinated Promissory Note") in the form of Exhibit "B" to this Agreement, dated as of the Closing Date and payable to Seller in the principal amount of One Million Three Hundred Thousand Dollars ($1,300,000). The Subordinated Promissory Note will be guaranteed by Waterlink in accordance with Article XII of this Agreement.

                    (iv) Purchaser will issue to Seller its subordinated
               promissory note (the "Second Subordinated Promissory Note") in the form of Exhibit "C" to this Agreement, dated as of the Closing Date and payable to Seller in the principal amount of Eight Hundred Thousand Dollars ($800,000). The Convertible Subordinated Promissory Note, Subordinated Promissory Note and Second Subordinated Promissory Note are collectively referred to as the "Promissory Notes". The Second Subordinated Promissory Note will be guaranteed by Waterlink in accordance with Article XII of this Agreement.

               (b) After the Closing, Purchaser will pay to Seller as additional purchase price for the Subject Assets, the Earn-out Payments referred to in Section 2.2 below, if applicable.

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          2.2  EARN-OUT.

               (a) In addition to the payments referred to in Section 2.1(a) above and with respect to the periods set forth below (the "Earn-out Periods"), Purchaser shall pay to Seller the amounts set forth below (the "Earn-out Payments") based on the adjusted earnings before income and taxes ("Adjusted EBIT") (as more fully defined below) of the Business.

               (b) "Adjusted EBIT" for any period of determination shall mean the earnings before interest (other than interest on borrowings used for working capital purposes) and federal and state income taxes of the Business and determined as if the Business was an independent corporate entity whether or not it is subsequently merged into another entity or other businesses or assets not relating to the Business are operated or acquired by Purchaser (it being the intent of the parties that extraordinary expenses and expenses incurred in connection with new projects outside the ordinary and normal courst [sic] of business [sic]), determined in accordance with generally accepted accounting principals consistently applied, from period to period, except that no purchase price accounting adjustments shall be made with respect to the acquisition of the Subject Assets and the assumption of the Assumed Liabilities and all the Subject Assets and the Assumed Liabilities will be recorded at Seller's historical costs and using Seller's historical useful lives based on the Seller Financial Statements (defined below) at the Closing.

               (c) In accordance with the following table, Earn-out Payments shall be payable by Purchaser to Seller by certified or bank check in immediately available funds for the Earnout Periods if the Adjusted EBIT equals or exceeds the amounts set forth below:

         EARN-OUT PERIOD                  ADJUSTED EBIT        EARN-OUT PAYMENT
         ---------------                  -------------        ----------------
         Twelve (12) month                  $1,000,000             $500,000
         period ending
         September 30, 1996

         Twelve (12) month                  $1,485,000             $500,000
         period ending
         September 30, 1997

               (d) Purchaser shall deliver to Seller within ninety (90) days of the end of each Earn-out Period, (i) Purchaser's financial statements covering such Earn-out Periods, and (ii) a statement setting forth the computation and amount of Adjusted EBIT for such Earn-out Period (the "Earn-out Statement") (as reviewed and concurred to by Purchaser's independent public accountants if such statement indicates that no Earn-out Payment is due) and shall pay the Earn-out Payment, if any, to Seller within thirty (30) days of the delivery of the Earn-out Statement.

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               (e) Seller shall have thirty (30) days from the date the Earn-out
          Statements are delivered to it to furnish Purchaser with a letter requesting access to the books and records of Purchaser necessary to compute Adjusted EBIT and upon receipt of such request, Purchaser shall promptly make available such books and records to Seller. Seller shall have sixty (60) days after such access is granted to furnish Purchaser with a letter setting forth those items with which it disagrees and the reasons for each such disagreement. The parties shall promptly seek to reconcile any such disagreement; if they fail to reach an agreement within thirty (30) days of receipt by Purchaser of such letter, then an independent public accounting firm shall be retained by the parties to settle any remaining disagreement, and the decision of said firm shall be final and binding on all parties to this Agreement. If Seller and Purchaser cannot agree on an accounting firm to settle any remaining disagreement within such thirty (30) day period, then Seller and Purchaser shall each designate an independent public accounting firm and the two (2) firms so designated shall select an independent public accounting firm and the decision of said firm shall be final and binding on all parties to this Agreement. The fees of all accounting firms involved shall be paid by the party which fails to prevail with respect to the dispute. The payment of the portion of the Earn-out Payment in dispute, if any, ultimately determined (pursuant to the procedures set forth in this paragraph) to be due the Seller shall be made within fifteen (15) days of such determination.

               (f) Waterlink hereby agrees that until September 30, 1997 it will comply and will cause the Purchaser to comply with the following covenants:

                    (i) The Purchaser shall maintain its corporate existence,
               and shall be operated as a separate, consolidated subsidiary of Waterlink, subject to CLAUSE (ii) below;

                    (ii) Purchaser shall not, without the consent of the Seller, sell inventory to any affiliate of Waterlink at prices or upon terms and conditions significantly less favorable to Purchaser than would be the case if such transaction had been affected with other arms-length purchasers of Purchaser unaffiliated with Waterlink; and

                    (iii) No sales of or revenues generated by products
               presently manufactured, distributed and sold or services presently provided by Seller shall be diverted to Waterlink or any subsidiary now or hereafter affiliated with Waterlink (it being understood that Waterlink and its subsidiaries presently do not manufacture or provide such products or services).

               (g) The parties hereby agree that any expenses in the calculation of the Adjusted EBIT or in enforcing the provisions of this Section
          2.2 shall not be taken into account for purposes of calculating Adjusted EBIT.

          2.3 ALLOCATION OF PURCHASE PRICE. Purchaser will allocate the purchase price among the Subject Assets in accordance with Section 1060 of the Internal Revenue Code (the "Code") and the specification as listed and described in
Schedule 2.3. Seller will prepare any information or forms

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required by Section 1060 of the Code and provide Purchaser with a copy of such information and forms. Purchaser and Seller will each attach a copy of such information or forms as are required to be filed pursuant to Section 1060 of the Code to the tax return filed covering the period in which the transfer of the Subject Assets occurs. Any excess of the purchase price over the fair market value of Subject Assets will be allocated to goodwill or other intangible assets as designated by Purchaser so long as such designation is not adverse to Seller. Seller and Purchaser will report the sale and purchase of the Subject Assets in accordance with the allocations set forth on Schedule 2.3 for all federal, state and local tax purposes. Seller will indemnify and hold Purchaser harmless, and Purchaser will indemnify and hold Seller harmless, from and against any and all losses, liabilities and expenses, including, without limitation, reasonable attorneys' fees and additional income taxes, interest and penalties that may be incurred by the indemnified party as a result of the failure of the indemnifying party to so report the sale and purchase of the Subject Assets. Seller's tax identification number is 04-2834159, and Purchaser's tax identification number is 34-1820944.

          2.4 TRANSFER TAXES. All applicable sales and transfer taxes, if any, arising by reason of the transfer of the Subject Assets under this Agreement will be borne by Purchaser.

          2.5 REAL PROPERTY ADJUSTMENTS. The parties will prorate and apportion as of the Closing Date (i) any long-term assessments and (ii) general real estate taxes (including supplemental taxes, if any) using the rates and valuations shown on the latest available tax duplicates. When the actual final amount of such assessments and taxes becomes known (including, without limitation, those resulting from a proposed or actual change in valuation prior to the Closing Date) Seller and Purchaser will adjust between themselves the assessment and tax proration based upon the actual final assessments and taxes ultimately payable by Purchaser. Prepaid rents and other charges will be prorated and apportioned as of the Closing Date. Seller will be charged with the cost of discharging any monetary liens and they will be discharged as of the Closing Date. All assessments, transfer taxes, conveyance fees and recording costs will be charged to and paid by Purchaser.

                                   ARTICLE III
                                   -----------

            REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF SELLER AND
            --------------------------------------------------------
                                THE SHAREHOLDERS
                                ----------------

          Seller and each of the Shareholders, jointly and severally, represent and warrant to, and agree with, Purchaser and Waterlink as follows:

          3.1  ORGANIZATION AND STANDING.

               (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Seller owns no voting stock or other capital stock of any other corporation, directly or indirectly, nor is Seller directly or indirectly a partner in any general partnership. Seller has full power and authority to carry on its business as and where now conducted and to own or lease and operate its properties at and where now owned or leased and operated by it, and is duly qualified to do business

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          and is in good standing in every jurisdiction in which the property owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification necessary except where the failure to qualify would not have a material adverse effect on the Business, Subject Assets or financial condition of Seller.

               (b) Seller is not qualified to do business as a foreign corporation in any jurisdiction.

          3.2 AUTHORITY OF SELLER AND THE SHAREHOLDERS; CONSENTS. The execution, delivery and consummation of this Agreement by Seller has been duly authorized by the board of directors and the Shareholders in accordance with all applicable laws and the Articles of Incorporation and By-Laws of Seller, and at the Closing Date no further corporate action will be necessary on the part of Seller or the Shareholders to make this Agreement valid and binding on Seller and the Shareholders and enforceable against Seller and the Shareholders in accordance with its terms. The execution, delivery and consummation of this Agreement by Seller (i) is not contrary to the Articles of Incorporation or By-Laws of Seller, (ii) does not now and will not, with the passage of time, the giving of notice or otherwise, result in a violation or breach of, or constitute a default under, any term or provision of any indenture, mortgage, deed of trust, lease, instrument, order, judgment, decree, rule, regulation, law, contract, agreement or any other restriction to which Seller is a party or to which Seller or any of the Subject Assets is subject or bound except for such violations, breaches and defaults which would not individually or in the aggregate have a material adverse effect on the Business, Subject Assets or financial condition of Seller,
(iii) will not result in the creation of any lien or other charge upon any of the Subject Assets, and (iv) other than the Slade's Ferry Mortgage and loan (which will be paid off by Seller at the Closing), will not result in any acceleration or termination of any loan or security interest agreement to which Seller is a party or to which Seller or any of the Subject Assets is subject or bound. Except as may be listed on Schedule 3.2 and other than consents required under those of Seller's customer contracts which are less than One Hundred Thousand Dollars ($100,000) or pursuant to which products or services have yet to be shipped or provided, no approval or consent of any person, firm or other entity or governmental body is or was required to be obtained by Seller for the authorization of this Agreement or the consummation by Seller of the transactions contemplated in this Agreement. Seller and Purchaser agree that if any required consents listed on Schedule 3.2 and relating to any of Seller's customer contracts are not obtained, Seller will not assign such contract if such assignment would result in the termination of such contract or would otherwise materially and adversely effect the value of such contract (unless and until such consent is obtained) but will sub-contract with Purchaser to provide the services and/or products required under such contracts and will deliver to Purchaser all funds received relating to the performance of such contract, it being the intention of the parties that Purchaser perform all the obligations and receive all the benefits under such contracts to the same extent as if assigned to Purchaser.

          3.3 BUSINESS RELATIONS. Other than as set forth on Schedule 3.3, Seller is not required, in the ordinary course of business, to provide any bonding or any other financial security arrangements in connection with any transactions with any customers or suppliers. Seller has not received any notice of any disruption (including, without limitation, delayed deliveries or allocations

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by suppliers) in the availability of any materials or products used in its business and has no reason to believe that any such disruption will occur. There are no sole source suppliers of goods, equipment or services used by Seller (other than public utilities) with respect to which practical alternative sources of supply are unavailable.

          3.4  REAL PROPERTY.

               (a) Schedule 3.4(a) is a true and complete list of (i) all real property owned by Seller, including, without limitation, all buildings, structures and improvements thereon and all appurtenances thereto and the rights and privileges of Seller in all rights of way, licenses or easements, and (ii) all options, deeds of trust, deeds of declaration, mortgages and land contracts pursuant to or in which Seller has any interest (collectively, the "Real Property"). Seller has furnished to Purchaser or its counsel true and complete copies of each written contract and a written description of each oral contract relating to the list set forth on Schedule 3.4(a). Other than the Real Property, Seller does not lease, sublet or otherwise occupy any other real property.

               (b) With respect to the Real Property, except as set forth on
          Schedule 3.4(b):

                    (i) There is no condemnation proceeding or eminent domain
               proceeding of any kind pending or, to the best knowledge of Seller, threatened against any of the Real Property;

                    (ii) The Real Property is occupied under valid and current certificates of occupancy or the like, and the transactions contemplated by this Agreement will not require the issuance of any new or amended certificates of occupancy or the like; there are no facts known to Seller which would prevent each location from being occupied after the Closing Date in substantially the same manner as before;

                    (iii) To the best of Seller's knowledge, the Real Property does not violate, and all improvements are constructed in material compliance with, any applicable federal, state or local statutes, laws, ordinances, regulations, rules, codes, orders or requirements, including, without limitation, any building, zoning, fire or environmental laws or codes (the "Laws and Ordinances") and Seller will convey, transfer and assign the Real Property free from any such violations;

                    (iv) To the best of Seller's knowledge, there are no
               outstanding variances or special use permits affecting the Real Property or its uses;

                    (v) No notice of a violation of any Laws and Ordinances, or of any covenant, condition, easement or restriction affecting the Real Property or relating to its use or occupancy has been given to Seller, nor is Seller aware of any such violation;

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                    (vi) Except as shown on the survey, no portion of the Real
               Property is located within a special flood plain area as designated by the Federal Emergency Management Agency or other applicable government authority;

                    (vii) The Real Property has and will have as of the Closing
               Date water supply, storm and sanitary sewage facilities, telephone, gas, electricity, fire protection, means of ingress and egress to and from public highways. All utility lines and facilities presently serving the Real Property are serviced and maintained by the appropriate public or quasi-public entity. All utilities enter the Real Property through adjoining public streets or, if they pass through adjoining private land, they do so in accordance with valid public easements;

                    (viii) Seller has no knowledge of improvements made by any public or private authority, the costs of which are to be assessed as special taxes or charges against the Real Property, and there are no present assessments;

                    (ix) No portion of the Real Property has been leased by
               Seller or is occupied by any third party under any other arrangement with Seller.

          3.5 INVESTMENTS IN OTHER ENTITIES. Seller does not have any direct or indirect equity interest, or debt convertible into any equity interest, in any entity, corporation or otherwise, or any right, warrant or option to acquire any such interest.

          3.6 TITLE TO AND CONDITION OF ASSETS. Seller owns and possesses and will own and possess as of the Closing Date all right, title and interest in and to the Subject Assets, including, without limitation (i) good and marketable title in fee simple to all its Real Property, and (ii) good and merchantable title to the Subject Assets other than the Real Property, in each case free and clear of all conveyances, conditions, easements, liens, charges, security interests, adverse claims, encumbrances, encroachments, reservations, easements, limitations, servitudes, other title defects or restrictions of any nature other than, with respect to the Real Property only, Permitted Encumbrances. Seller has and will have as of the Closing Date the right, power and authority to convey, transfer, assign and deliver the Subject Assets free and clear of any title defect or restriction, including, without limitation, those enumerated in this
Section 3.6. All tangible Subject Assets of Seller are in Seller's possession or under its control, and all equipment included in the Subject Assets is in good operating condition and repair, subject only to routine maintenance and ordinary wear and tear consistent with the age and use thereof, and is fit and adequate for use in the ordinary course of the Business as currently conducted by Seller. Seller enjoys peaceful and quiet possession of the Subject Assets pursuant to or by all of the deeds, bills of sale, leases, licenses and other agreements under which it is operating its business.

          3.7 FINANCIAL STATEMENTS. Prior to the date of this Agreement, Seller provided Purchaser with the following financial statements of Seller and will provide to Purchaser monthly financial statements for the months after September 30, 1995 (the "New Monthly Financial Statements") as soon as practicable after the end of each month, to wit: the compiled balance sheets and statements

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of income at and for the fiscal years ended February 29, 1992, February 28,
1993, and February 28, 1994, and at and for the shortened fiscal year ended December 31, 1994 and the unaudited balance sheet and statement of income at and for the nine (9) month period ending September 30, 1995 (the "Seller Financial Statements").

          The Seller Financial Statements (i) present fairly (and, with respect to the New Monthly Statements, when so delivered, will present fairly), in all material respects, Seller's financial position, results of its operations and cash flows at and for the periods therein specified, (ii) are (and, with respect to the New Monthly Statements, when so delivered, will be) true and complete,
(iii) are (and, with respect to the New Monthly Statements, when so delivered, will be) consistent with the books and records of Seller except that, the Seller Financial Statements were (and with respect to the New Monthly Statements, when so delivered, will be) subject to the normal recurring adjustments set forth on
Schedule 3.7. The Seller Financial Statements will be deemed to include any accompanying notes and schedules.

          3.8 ABSENCE OF CERTAIN CHANGES. Since September 30, 1995, Seller has conducted its business in the ordinary and regular course consistent with past practice (other than time spent by the Shareholders and certain of Seller's employees in connection with the negotiation of and preparation for this Agreement and the transactions contemplated hereby). Since such date, there has not been any material adverse change in the business, financial condition, assets, liabilities, results of operations or, to the best of Seller's knowledge, prospects of Seller. Except as set forth on Schedule 3.8, without limiting the generality of the foregoing, since September 30, 1995, there has not been:

               (a) Any increase made in the compensation or other remuneration payable or to become payable by Seller to any of its employees or agents;

               (b) Any mortgage or pledge of, or any other lien, charge or encumbrance of any kind, on any of the assets, tangible or intangible, of Seller, except in the ordinary course of business;

               (c) Any sale or transfer of any assets, except for sales of inventory in the ordinary course of business, or settlement, cancellation or release of any indebtedness owing to Seller or of any other claims of Seller except in the ordinary course of business;

               (d) Any sale, license, assignment or transfer by Seller of any patents, trademarks, trade names or other similar intangible assets;

               (e) Any amendments or termination of any material contract, agreement or license to which Seller is a party or to which Seller or any of its assets are subject or bound;

               (f) Any commitment made (through negotiations or otherwise) or any liability incurred to any recognized labor organization by Seller;

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               (g) Except as otherwise permitted by Section 10.1 of this
          Agreement, any payment, declaration or setting aside by Seller of dividends or a return of capital or any distribution by Seller of any cash or other assets to any of its shareholders in redemption of or as the purchase price for any of its capital stock or in discharge or cancellation in whole or in part of any indebtedness owing (whether in payment of principal, interest or otherwise) to any of its shareholders;

               (h) Any discharge or satisfaction by Seller of any lien, encumbrance, obligation or liability (accrued, absolute, fixed or contingent), other than those incurred and discharged in the ordinary course of business consistent with past practice;

               (i) Any institution by Seller of a bonus, stock option, profit-sharing, pension plan or similar arrangement or any changes in any such existing plans other than Seller's 401(k) plan and year-end bonuses referred to in Section 3.8(a) above;

               (j) Any incurrence (whether discharged or not) of any obligation or liability (whether accrued, absolute, fixed or contingent) other than current liabilities incurred, and obligations entered into, in the ordinary course of business consistent with past practice;

               (k) Any adverse change in collection loss experience except for extraordinary write-offs in the approximate amount of $17,000 in the aggregate;

               (l) Any material loss, damage or destruction to any of Seller's properties (whether or not covered by insurance) or any labor trouble; or

               (m) Any change in accounting principles or practices from those utilized in the preparation of the Financial Statements.

          3.9 ABSENCE OF UNDISCLOSED LIABILITIES. Except (i) as set forth on the September 30, 1995 balance sheet of the Financial Statements, (ii) as listed on
Schedule 3.9, (iii) those incurred in the ordinary course of business since September 30, 1995 and (iv) those which individually or in the aggregate do not exceed $10,000, Seller is not obligated for, nor are any of its assets or properties subject to, any liabilities or adverse claims or obligations, absolute or contingent. Seller is not in default with respect to any terms or conditions of any material liability or obligation. There are no facts known to Seller that might reasonably serve as a basis, in whole or in part, for any material liabilities or obligations not disclosed in this Agreement, in the Financial Statements or in the Schedules.

          3.10 TAXES.

               (a) Seller has filed all income, franchise, sales and other tax returns and reports of every nature required by law to be filed by it accurately reflecting all taxes owing to the United States or any other government or any government subdivision, state or local, or any other taxing authority, and has paid in full or made adequate provision for the payment of all taxes (including penalties and interest) for which it has or may have liability. Seller has no knowledge of any unassessed tax deficiency proposed or threatened against Seller as a result of the operation of its business. There are no liens on the Subject Assets as a result of any tax liabilities except for taxes not yet due and payable (or contested in good faith and described on Schedule 3.10(a)). Other than those relating to value added taxes relating to Seller's operations in the United Kingdom ("VAT Taxes") or those relating to general sales taxes relating to Seller's operations in Canada ("GST Taxes") there are, and after the date of this Agreement will be, no tax deficiencies (including penalties and interest) of any kind assessed against or relating to Seller with respect to any taxable periods ending on or before, or including, the Closing Date of a character or nature that would result in liens or claims on any of the Subject Assets or on Purchaser's title to or use of the Subject Assets, or that would result in any claim against Purchaser.

               (b) Except as set forth on Schedule 3.10(b), there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local, or foreign tax return of Seller for any period. The federal income tax returns of Seller have not been audited by the Internal Revenue Service with respect to any taxable period which is still open for assessment. No state, local or foreign taxing authority has audited any tax return or report filed by Seller with respect to any taxable period which is still open for assessment. Seller has furnished to Purchaser complete and correct copies of all federal tax returns filed by Seller for each of its fiscal years beginning after January 1, 1990.

               (c) Seller has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Code Section 897(c)(1)(A)(ii).

          3.11 INDEBTEDNESS TO OFFICERS, DIRECTORS AND SHAREHOLDERS. Other than as evidenced by the Neville Note or the Agreements with John Michael relating to the purchase/redemption of Mr. Michael's securities of Seller (the "Michael Documents") as listed on Schedule 3.11, Seller is not indebted to any of its current or former shareholders, officers or directors (or to members of their immediate families) in any amount whatever other than for salaries payable or for expenses incurred on behalf of Seller in the ordinary course of business.

          3.12 ARTICLES OF INCORPORATION AND BY-LAWS. True, accurate and complete copies of the Articles of Incorporation and By-laws of Seller, together with all amendments thereto, have been delivered to Purchaser or its counsel.

          3.13 CORPORATE MINUTES. Seller has furnished or made available to Purchaser and its counsel the corporate record books of Seller and the same are accurate and complete and reflect all material resolutions adopted and all material actions taken, authorized or ratified by the shareholders and directors of Seller. Copies of all corporate minutes of meetings held and of all written actions taken after the date of this Agreement will be furnished to Purchaser promptly, and in all events, prior to the Closing Date.

          3.14 BROKERAGE AND FINDER'S FEES. No shareholder, officer, director or agent of Seller has incurred any liability to any broker, finder or agent for any brokerage fees, finder's fees, or commissions with respect to the transactions contemplated by this Agreement.

          3.15 ACCOUNTS RECEIVABLE. Seller has previously delivered to Purchaser an aging schedule as of December 31, 1995, which is true, correct and complete, of the accounts receivables of Seller as of that date. All of Seller's accounts receivable arose or will arise from valid sales in the ordinary course of business.

          3.16 EMPLOYMENT MATTERS.

               (a) Except as set forth on Schedule 3.16, Seller is not a party to, participant in, or bound by, any collective bargaining agreement, union contract or employment, bonus, deferred compensation, insurance, pension, profit sharing or similar personnel arrangement, any stock purchase, stock option or other stock plans or programs or any employee termination or severance arrangement.

               (b) Except as set forth on Schedule 3.16, the employment by Seller of any person (whether or not there is a written employment agreement) may be terminated without cause (not inconsistent with current law), without penalty or liability of any kind.

               (c) Except as set forth on Schedule 3.16, there are no active, pending or, to the best of Seller's and the Shareholders' knowledge, threatened administrative or judicial proceedings under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Occupational Safety and Health Act, the National Labor Relations Act or any other foreign, federal, state or local law (including common law), ordinance or regulation relating to employees of the Seller.

               (d) The relation of Seller with its employees is good and there are no pending or, to the best of Seller's and the Shareholders' knowledge, threatened labor difficulties.

          3.17 NO DEFAULTS. Other than warranty claims made in the ordinary course of business, Seller is not in default (nor is any such default alleged to exist) under the terms of any written or oral contract, agreement, lease, license, mortgage, deed of trust, note, guaranty, instrument or understanding (collectively, "Contracts") to which it is a party or to which any of its assets, business or operations is subject, nor has any condition or event occurred, nor, to Seller's knowledge is any condition or event threatened, which, after notice or the passage of time, or both, would constitute a default under any Contract. To Seller's knowledge, no such default, condition or event exists or is alleged to exist with respect to the performance of any obligation of any other party to any of the Contracts.

          3.18 NON-TRADE ACCOUNTS RECEIVABLE. Schedule 3.18 is a true and correct list of all of Seller's accounts receivable (other than trade accounts receivable).

         3.19 MATERIAL CONTRACTS. Schedule 3.19 is a true and correct list of each Contract to which Seller is a party or by which any of its assets, businesses or operations is bound or affected. Schedule 3.19 excludes any Contract that (i) may be cancelled by Seller on thirty (30) days' notice or less without incurring a liability or obligation on the part of Seller for such cancellation and which is not material to its business, condition (financial or otherwise), assets, liabilities, results of operations or prospects, or (ii) involves or is reasonably expected to involve the payment of consideration having a value of less than Fifty Thousand Dollars ($50,000). A true, correct and complete copy of each written, and a description of each oral, Contract, so listed has been delivered or made available to Purchaser or its counsel.

         3.20 INDEBTEDNESS. Schedule 3.20 is a true and complete list of all indebtedness, including, without limitation, trade accounts payable in excess of Fifty Thousand Dollars ($50,000) owed by Seller, including a description of the terms of payment, and, if such indebtedness is secured, a description of all properties or other assets pledged, mortgaged or otherwise hypothecated as security.

         3.21 LITIGATION. Schedule 3.21 is a true and complete list of all administrative or judicial proceedings to which Seller is a party or, to the best of Seller's and the Shareholders' knowledge, to which it is threatened to be made a party which relate, directly or indirectly, to any of the Subject Assets, including, without limitation, proceedings that could affect title to or interests in the Subject Assets. There is no action, suit, claim, demand, arbitration or other proceeding or investigation, administrative or judicial, pending or, to the best of Seller's and the Shareholders' knowledge, threatened against or affecting Seller or any of its assets, including, without limitation, any relating to so-called product liability, which, if adversely determined or resolved, would have a materially adverse effect on the Business, Subject Assets, financial condition, or results of operations of Seller, or any provisions of, or the validity of, or rights under, any leases or other operating agreements, licenses, permits or grants of authority of Seller. Seller has not received notice that it is the subject of any governmental investigation and Seller is not subject to, nor is it or has it been in default with respect to, any order, writ, injunction or decree of any court, or of any federal, state, local or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. Schedule 3.21 indicates which of the matters listed are covered by valid insurance and the extent of such coverage.

         3.22 INSURANCE. Schedule 3.22 is a true and correct list of all the policies of insurance covering the business, properties and assets of Seller presently in force (including as to each (i) risk insured against, (ii) name of carrier, (iii) policy number, (iv) amount of coverage, (v) amount of premium,
(vi) expiration date and (vii) the property, if any, insured, indicating as to each whether it insures on an "occurrence" or a "claims made" basis. All of the insurance policies set forth on Schedule 3.22 are in full force and effect and all premiums, retention amounts and other related expenses due have been paid, and Seller has not received any notice of cancellations with respect to any of the policies. Seller has not been refused any insurance by any insurance carrier to which it has applied for insurance during the last five (5) years. To Seller's knowledge, there are no circumstances existing which would enable any insurer to avoid liability under any of Seller's policies.

          3.23 TRANSACTIONS WITH OFFICERS, ETC.

               (a) Other than the Neville Note and the Michael Documents, there are no Contracts (oral or written), including, but not limited to, any loans or leases, to which Seller is a party and to which any of the officers, directors, other employees or shareholders of Seller, or members of their immediate families or other corporations, partnerships or other entities in which any of them has a material interest, is also a party.

               (b) Neither Seller nor any officer, director, shareholder or, to Seller's knowledge, employee of Seller or members of their immediate families or other corporations, partnerships or other entities in which any of them has a material interest, has any direct or indirect interest in any competitor, supplier or customer of Seller or in any person, firm or entity from whom or to whom Seller leases any property, or in any other person, firm or entity with whom Seller transacts business of any nature.

          3.24 EMPLOYEES/INDEPENDENT SALES REPRESENTATIVES.

               (a) Schedule 3.24(a) is a true and correct list of all employees of Seller (as used in this Agreement, the term "employees" includes employees, salespersons, consultants, agents, sales representatives and all other persons associated with the Seller whose current annual rate of fixed compensation exceeds Thirty Thousand Dollars ($30,000)), and their accrued vacation and sick pay as of the date hereof. A true, correct and complete copy of each written employment contract and a description of each oral employment agreement with any employee has been delivered to Purchaser or its counsel.

               (b) Schedule 3.24(b) is a true and correct list of the four highest producing independent or outside sales representatives of Seller ("Independent Sales Representatives"), the amount of sales attributable to each such Independent Sales Representative for each of the last two years (or such shorter period of time if acting in such capacity for less than two years), and a description of each such Independent Sales Representative's compensation or commission arrangements. A true, correct and complete copy of a representative written agreement with respect to each Independent Sales Representative has been delivered to Purchaser or its counsel.

          3.25 TRADEMARKS, COPYRIGHTS AND SIMILAR MATTERS.

               (a) Except as set forth on Schedule 3.25, Seller has never been charged with infringement or violation of any patent, trademark, service mark, trade name or copyright. To the best of Seller's knowledge, Seller is not using or has not in any way made use of any patentable or unpatentable invention, or any confidential information or trade secret, of any former employer of any present or past employee of Seller. Other than rights in and to the name Mass Transfer Systems and derivatives thereof, Seller does not own or use any patents, trademarks, service marks, trade names or copyrights.

          (b) To the best of Seller's knowledge, Seller is the sole and exclusive owner, and has the full right, power and authority to transfer to Purchaser the exclusive use of, the name "Mass Transfer Systems, Inc." Except as set forth on Schedule 3.25, Seller does not use the name by consent of any other person or entity, and Seller owns the name free and clear of any attachments, liens, claims, encumbrances or agreements. Except as set forth on Schedule 3.25, there are no claims or demands of any other person or entity pertaining to the use of the name and no proceedings have been instituted or, to the knowledge of the Seller, are threatened, which challenge the right of Seller in respect of the name; and except as set forth on Schedule 3.25, the use of the name by Seller does not infringe on or, to the knowledge of Seller, is not being infringed on by others, and is not subject to any outstanding order, decree, judgment, stipulation or agreement restricting the scope of its use.

     3.26 EMPLOYEE BENEFIT PLANS AND OTHER PLANS.

          (a) For purposes of this Section 3.26, the following definitions apply:

               (i) "Benefit Plan" means each deferred compensation, equity compensation, pension, profit-sharing, retirement and welfare plan, each plan, arrangement or policy for the provision of bonuses and/or severance benefits, each "employee benefit plan" (as defined in ERISA
          Section 3(3)) and each fringe benefit plan that a Controlled Group Member maintains, contributes to, has liability with respect to, or has an obligation to contribute to;

               (ii) "Controlled Group Member" means Seller and each other person or entity required to be aggregated with Seller under Code Section 414(b), (c), (m) or (o); and

               (iii) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          (b) No Controlled Group Member has directly or indirectly acted in any manner or incurred any obligation or liability, and will not directly or indirectly act in any manner in the future or incur any obligation or liability in the future with respect to any Benefit Plan which has or could give rise to any liens on any of the Subject Assets, or which could result in any liability or obligation to Purchaser, whether arising out of the establishment, operation, administration or termination of such Benefit Plans or the transactions contemplated by this Agreement.

          (c) No Controlled Group Member directly or indirectly maintains, sponsors, contributes to, has an obligation to contribute to or has liability with respect to, and has not directly or indirectly maintained, sponsored, contributed to or had an obligation to contribute to at any time within the ten (10) year period ending on the Closing Date, any Benefit Plan which is subject to Title IV of ERISA (including, without limitation, any multi employer plan subject to the requirements of Subtitle E of such Title).

          (d) Schedule 3.26 is a true and correct list of all Benefit Plans that Seller, directly or indirectly, sponsors, maintains or contributes to or has, directly or indirectly, sponsored, maintained, or had an obligation to contribute to at any time within the five (5) year period ending on the Closing Date.

          (e) Each Controlled Group Member has timely provided or will timely provide all notices and any continuation of health benefit coverage (including, without limitation, medical and dental coverage) required to be provided to employees, former employees or the beneficiaries or dependents of such employees or former employees, under Part 6 of Subtitle B of Title I of ERISA or Code Section 4980B to the extent such notices and continuation of health benefit coverage are required to be provided by reason of the events occurring prior to or on the Closing Date or by reason of the transactions contemplated by this Agreement.

     3.27 ENVIRONMENTAL MATTERS.

          (a) Except as set forth on Schedule 3.7, there have been no actual or threatened "releases" in excess of legal limits, of "hazardous substances" or "petroleum" into the "environment" at any real property "owned" or "operated," in whole or in part, by Seller as those terms are used in the federal Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. T9601, et seq.;

          (b) There has been no "disposal" of "solid waste" as those terms are used in the federal Solid Waste Disposal Act, 42 U.S.C. T6901, et seq.
     (SWDA) at any real property owned or operated by Seller;

          (c) No real property presently owned or operated by Seller poses an "imminent and substantial endangerment to health or the environment" within the meaning of Sections 7002 and 7003 of the federal Solid Waste Disposal Act, 42 U.S.C. 6972 and 6973, or to the public health and safety within the meaning of common law and statutory provisions relating to nuisances;

          (d) Seller has not arranged with another for disposal or treatment, or arranged with a transporter for transport for disposal or treatment of hazardous substances generated by it at a site where there has been an actual or threatened release of hazardous substances into the environment within the meaning of Section 101(a)(4) of CERCLA, 42 U.S.C. T9607(a)(3);

          (e) To the best of Seller's knowledge, Seller is not presently in violation of, and has not previously violated, any federal, state or local statute or regulation concerning the protection of the public health, safety or the environment, including, but not limited to, CERCLA, SWDA, the federal Toxic Substances Control Act, 15 U.S.C. T2601, et seq., the federal Clean Air Act, 42 U.S.C. T7401, et seq., the federal Clean Water Act, 33 U.S.C. T125l, et seq., and the Occupational Health and Safety Act, 29 U.S.C. T651, et seq. ("Environmental Laws");

               (f) To the best of Seller's knowledge, Seller has obtained all permits, registrations, plan approval and other governmental authorizations ("governmental authorizations") necessary under Environmental Laws to transact its business, all such governmental authorizations are unexpired and in good standing, and Seller is in compliance with all of the terms and conditions of such governmental authorizations;

               (g) Seller has received no order, complaint, notice of violation, citizen suit demand or other communications, oral or written, asserting that it is in violation or has violated any provisions of Environmental Laws, and knows of no pending investigation of its business activities for any such alleged violation.

          3.28 BANK ACCOUNTS. Schedule 3.28 is a true and correct list of the name of each bank, savings and loan, or other financial institution in which Seller has an account or safe deposit box, the names of all persons authorized to draw on each account or to have access to each box, the number of signatures required to be given for a withdrawal and a description of the type of account.

         3.29 COMPLIANCE WITH LAWS. To the best of Seller's knowledge, Seller has complied in all material respects with all laws, regulations, rules and orders of any governmental department or agency or any other commission, board, agency or instrumentality, federal, state or local, or other requirements of law affecting the Business and operations and is not in default under or in violation of any provision of any federal, state or local law, regulation, rule or order.

         3.30 POWERS OF ATTORNEY. Except those provided to Seller's accountant in connection with matters with the Internal Revenue Service, Seller has not given any power of attorney (irrevocable or otherwise) to any person or entity for any purpose.

         3.31 LICENSES AND RIGHTS. Seller possesses all franchises, licenses, easements, permits and other authorizations from governmental or regulatory authorities and from all other persons or entities that are necessary to permit it to engage in the Business as presently conducted in and at all locations and places where it is presently operating, except where the failure to possess such would not have a material adverse effect on the Business, Subject Assets or financial condition of Seller. Such franchises, licenses, permits and other authorizations are listed on Schedule 3.31.

          3.32 PRODUCTS.

               (a) To the best of Seller's knowledge, there are no existing or threatened material product liability or material warranty claims (other than warranty claims made in the ordinary course of business) against Seller based on products which are, or are alleged to be, defective or fail to meet product warranties.

               (b) All existing warranties covering Seller's products were issued in the normal course of business and are consistent with Seller's normal warranty policy. To the extent transferable, Seller will convey to Purchaser all its rights in manufacturers' warranties for products sold by Seller (which will be deemed a part of the Subject Assets). Except as may be listed on Schedule 3.32, no claims of customers or others based on an alleged or admitted defect of material, workmanship or design or otherwise in or in respect of any of Seller's products are presently pending or, to the best of Seller's knowledge, threatened.

          3.33 CASUALTY OCCURRENCES. There have been no occurrences during the last five (5) years of damages to persons or property involving any defects or alleged defects in any of Seller's products or their design.

          3.34 INVENTORY. Other than an immaterial amount of obsolete inventory, the inventory of Seller consists only of items of a quality and quantity usable and saleable in the ordinary course of business, consistent with past practice, within Seller's normal inventory "turn" experience and does not include any item of inventory which has previously been written off by Seller. Items of below-standard quality and items not previously readily saleable in the ordinary course of business have been written down in value in accordance with generally accepted accounting principles to estimated net realizable market values. The value at which the inventory is carried on Seller's books reflects the lower of cost (on a FIFO basis) or estimated net realizable market value, and is based on quantities determined by physical count.

          3.35 MATERIAL MISSTATEMENTS OR OMISSIONS. No representations or warranties made by Seller in this Agreement or in any Schedule hereto contain or will contain any untrue statement of a material fact, or omit or will omit to state a material fact necessary to make the statements of fact contained therein not misleading.

          3.36 FIRPTA. Seller is not a non-resident alien individual, foreign person, or foreign corporation for purposes of the provision of Code Sections 871, 882 or 1445. On or before the Closing Date, Seller will deliver to Purchaser qualifying statements as defined in Code Section 1445 or executed affidavits pursuant to Code Section 1445.

          3.37 INVESTMENT REPRESENTATIONS.

               (a) Seller (i) is acquiring the Convertible Subordinated Promissory Note, Subordinated Promissory Note and Second Subordinated Promissory Note (and any securities acquired upon conversion or exchange of any of the Promissory Notes) for the purpose of investment and not with a view towards the resale or distribution thereof within the meaning of the Securities Act of 1933 (the "1933 Act"), (ii) will not sell, transfer or otherwise dispose of the Convertible Subordinated Promissory Note, Subordinated Promissory Note or Second Subordinated Promissory Note (or any securities acquired upon conversion or exchange of any of the Promissory Notes) except in compliance with the 1933 Act, and (iii) is aware that the Convertible Subordinated Promissory Note, Subordinated Promissory Note or Second Subordinated Promissory Note (and any securities acquired upon conversion or exchange of any of the Promissory Notes) are "restricted securities" as that term is defined in Rule 144 of the General Rules and Regulations under the 1933 Act;

               (b) Seller understands that the Convertible Subordinated Promissory Note, Subordinated Promissory Note and Second Subordinated Promissory Note (and any securities acquired upon conversion or exchange of any of the Promissory Notes) have not been registered under the 1933 Act and must be held indefinitely unless they are subsequently registered under the 1933 Act or an exemption from such registration is available.

               (c) Seller acknowledges that he has had an opportunity to ask questions of and receive answers from duly designated representatives of Purchaser and Waterlink concerning the terms and conditions pursuant to which the Convertible Subordinated Promissory Note, Subordinated Promissory Note and Second Subordinated Promissory Note (and any securities acquired upon conversion or exchange of any of the Promissory Notes) will be acquired. Seller further acknowledges that it has been afforded an opportunity to examine such documents and other information which it has requested for the purpose of evaluating its investment in the Convertible Subordinated Promissory Note, Subordinated Promissory Note and Second Subordinated Promissory Note (and any securities acquired upon conversion or exchange of any of the Promissory Notes).

               (d) By reason of its knowledge and experience in financial and business matters in general, and investments in particular, Seller is capable of evaluating the merits and risks of its acquisition of the Convertible Subordinated Promissory Note, Subordinated Promissory Note and Second Subordinated Promissory Note (and any securities acquired upon conversion or exchange of any of the Promissory Notes).

               (e) Seller acknowledges that the Convertible Subordinated Promissory Note, Subordinated Promissory Note and Second Subordinated Promissory Note (and any securities acquired upon conversion or exchange of any of the Promissory Notes) and any and all securities issued in replacement or exchange therefor will bear the following legend:

               This [name of security] has not been registered under the Securities Act of 1933 (the "Act") and is a restricted security as that term is defined in Rule 144 under the Act. The [name of security] may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the Act or pursuant to an exemption from registration under the Act, the availability of which is to be established to the satisfaction of [name of issuer].

                                   ARTICLE IV
                                   ----------

            REPRESENTATIONS AND WARRANTIES OF PURCHASER AND WATERLINK
            ---------------------------------------------------------

          Purchaser and Waterlink, jointly and severally, warrant and represent to, and agree with, Seller and the Shareholders as follows:

          4.1 ORGANIZATION AND GOOD STANDING OF PURCHASER AND WATERLINK. Each of Purchaser and Waterlink is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Purchaser and Waterlink has full power and authority to carry on its business as and where now conducted and to own or lease and operate its properties at and where now owned or leased and operated by it, and is duly qualified to do business and is in good standing in every jurisdiction in which the property owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification necessary except where the failure to qualify would not have a material adverse effect on the business or financial condition of Purchaser or Waterlink, as the case may be. Other than actions taken in connection with its organization and the transactions contemplated by this Agreement, Purchaser has conducted no business since its organization.

          4.2 AUTHORITY OF PURCHASER AND WATERLINK. The execution, delivery and consummation of this Agreement, including, without limitation, Waterlink's guarantee contained in Article XII of this Agreement, and each agreement required to be executed, delivered and consummated hereby including, without limitation, the Promissory Notes, by Purchaser and Waterlink (i) are within each party's power and authority, (ii) have been or will be duly authorized by their respective boards of directors in accordance with all applicable laws and the Certificates of Incorporation and By-laws of Purchaser and Waterlink, as the case may be, and at the Closing Date no further corporate action will be necessary on the part of Purchaser or Waterlink to make this Agreement and each agreement required to be executed, delivered and consummated hereby including, without limitation, the Promissory Notes, valid and binding on Purchaser and Waterlink and enforceable against Purchaser and Waterlink in accordance with their respective terms, (iii) do not conflict with nor will result in any breach of any provision of, or the creation of any lien, mortgage, charge, security interest or other encumbrance upon any of the property of Waterlink or Purchaser pursuant to their respective charters, by-laws or any law, regulation, order, permit, judgment, agreement or instrument. Except as has been obtained, no approval or consent of any person, firm or other entity or governmental body is or was required to be obtained by Purchaser or Waterlink for the authorization of this Agreement or the consummation by Purchaser or Waterlink of the transactions contemplated in this Agreement. The execution, delivery and consummation by the Purchaser and Waterlink of this Agreement, including, without limitation, Waterlink's guarantee contained in Article XII of this Agreement, and each such other agreement to which Purchaser and Waterlink is a party, and the issuance of the Promissory Notes, do not require the approval or consent of, or any filing with, any governmental authority or agency, except such filings and notices as may be necessary to register securities or establish and preserve any exemption from registration under applicable state and federal securities laws.

          4.3 CERTIFICATE OF INCORPORATION AND BY-LAWS. True, accurate and complete copies of the Certificate of Incorporation and the By-laws of Purchaser and Waterlink, together with all amendments thereto, have been delivered to Seller or its counsel.

          4.4 WATERLINK FINANCIAL STATEMENTS; BUSINESS PLAN.

               (a) Prior to the date of this Agreement, Waterlink provided Seller with the following financial statements of Waterlink and its subsidiaries (the "Waterlink Financial Statements"), to wit: the consolidated audited balance sheet and statement of income at and for the shortened fiscal year ended September 30, 1995 and unaudited balance sheet and statement of income at and for the two (2) month period ended November 30, 1995.

               The Waterlink Financial Statements (i) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods, (ii) present fairly, in all material respects, Waterlink's financial position, results of operations and cash flows at and for the periods therein specified,
          (iii) are true and complete, (iv) are consistent with the books and records of Waterlink, and (v) with respect to all of the unaudited Waterlink Financial Statements, include all adjustments, consisting only of normal recurring adjustments, required for a fair presentation. The Waterlink Financial Statements will be deemed to include any accompanying notes and schedules.

               (b) Prior to the date of this Agreement, Waterlink provided Seller with the preliminary financial statements of Waterlink as of December 31, 1995 (the "Preliminary Statements"). The Preliminary Statements present fairly, in all material respects, the financial condition and results of operations of Waterlink as of the date and for the periods indicated therein. Waterlink's business plan previously delivered to Seller has been prepared by the management of Waterlink in a good faith effort to describe Waterlink and its existing subsidiaries' present and proposed products, and the markets therefor. To the best knowledge of Waterlink, the assumptions used in the preparation of the business plan are realistic and reasonable; however, no warranty or representation is given as to the opinions, forecasts or other non-factual or future matters contained in the business plan.

          4.5 WATERLINK AUTHORIZED CAPITALIZATION. The authorized capital stock of Waterlink consists of, and at the Closing will consist of 6,126,000 shares of common stock, $.001 par value per share (the "Common Shares) and 2,276,000 shares of preferred stock of which 440,000 have been designated as Series A (the "Series A Shares") and 1,836,000 have been designated as Series B (the "Series B Shares" and, together with the Series A Shares, the "Preferred Shares"). Of such Common Shares, 1,450,000 shares immediately prior to the Closing, will be issued and outstanding, 400,000 shares will be reserved for exercise of stock options and 2,276,000 shares will be reserved for conversion of Preferred Shares; of such Series A Shares, 400,000 shares immediately prior to the Closing, will be issued and outstanding; and of such Series B Shares, 1,700,000 shares immediately prior to Closing will be issued and outstanding. The outstanding Common Shares and Preferred Shares are duly and validly issued, fully paid and nonassessable. Except for the Convertible Subordinated Promissory Note, Subordinated Promissory Note, Second Subordinated Promissory

Note, the Preferred Shares and the outstanding options listed on Schedule 4.5, there is no subscription right, option, warrant, convertible security or other right (contingent or otherwise) presently outstanding, for the purchase, acquisition or sale of any Common Shares, Preferred Shares or any securities convertible into or exchangeable for Common Shares, Preferred Shares or other securities of Waterlink.

          4.6 ABSENCE OF CERTAIN CHANGES. Since December 31, 1995, Waterlink has actively conducted its business in the ordinary and regular course consistent with past practice. Except as set forth on Schedule 4.6, without limiting the generality of the foregoing, since such date, there has been no material adverse change in the business, financial condition, assets, liabilities, results of operations or, to Waterlink's knowledge, prospects of Waterlink.

          4.7 SUBSIDIARIES AND INVESTMENTS. The Purchaser has no subsidiaries, nor any other investments in any person. Other than those subsidiaries listed on
Schedule 4.7, Waterlink has no subsidiaries, nor any other investments in any person.

          4.8 PROHIBITIVE AGREEMENTS. To the best knowledge of Waterlink, no person who is or is contemplated to be a director, officer, employee or consultant of Waterlink or its subsidiaries (collectively for this paragraph "Waterlink") is presently obligated under or presently bound by any terms or provisions of any agreements or contracts, or subject to any judgments, decrees or orders of any court or administrative agency, that would preclude the operation of the business of Waterlink in the ordinary course or of the Seller in the ordinary course.

          4.9 TITLE TO ASSETS. Waterlink and its subsidiaries own or lease all assets used in the conduct of their respective businesses as presently conducted, have good title to all of their owned assets, and have good title to all of their leasehold interests, in each case subject to such mortgage, pledge, lien, encumbrance, charge, or security interest as are described in the Waterlink Financial Statements and the Preliminary Statements.

          4.10 LITIGATION. There is no litigation or governmental proceeding or investigation pending or, to the best knowledge of Waterlink, threatened against Waterlink or any of its subsidiaries or affecting any of the properties or assets of Waterlink or any of its subsidiaries which might result, either in any case or in the aggregate, in any material adverse change in the business, operations, or financial condition of Waterlink, or any of its subsidiaries or which might call into question the validity of this Agreement.

          4.11 TAXES. Waterlink and each subsidiary has prepared and filed all federal, state and other tax returns required by law to be filed, which returns are complete and correct in all material respects, and all taxes shown to be due and all additional assessments have been paid or provision made therefor. Waterlink knows of no additional tax assessments or adjustments pending or threatened against Waterlink or any of its subsidiaries, for any period, nor of any basis for any material assessment or adjustment.

          4.12 COMPLIANCE WITH LAWS. To the best knowledge of Waterlink, Waterlink and its subsidiaries have complied with all laws, regulations, rules and orders of any governmental department or agency or any other commission, board, agency or instrumentality, federal, state or local, or other requirements of law affecting their businesses and operations and are not in default under or in violation of any provision of any federal, state or local law, regulation, rule or order.

          4.13 EXCLUSIVE LICENSES. To the best knowledge of Waterlink, except as set forth on Schedule 4.13 neither Waterlink nor any of its subsidiaries is a party to or bound by any contract, agreement, license agreement, sublicense agreement, consulting agreement or other instrument pursuant to which Waterlink or such subsidiary has granted or is obligated to grant any party an exclusive license of any kind relating to any of Waterlink's or its subsidiaries' products or properties.

          4.14 ENVIRONMENTAL MATTERS. To the best knowledge of Waterlink and each subsidiary and based on reports prepared and delivered to Waterlink in connection with the acquisition of its subsidiaries (the "Environmental Reports"), there has been no on-site disposal or discharge of chemicals, oil or solid waste in excess of legal limits by Waterlink and each subsidiary, or by anyone else on the premises presently occupied, owned, leased or used by Waterlink and each such subsidiary. To the best knowledge of Waterlink and each subsidiary and based on the Environmental Reports, Waterlink and each subsidiary and is presently complying with all applicable laws concerning the protection of the public, health, safety or environment including without limitation the Environmental Laws. To the best knowledge of Waterlink and based on the Environmental Reports, there are no investigations, actions or proceedings involving or affecting Waterlink or any subsidiary, or their assets, properties or business arising under any Environmental Laws and there is no basis for any such additional investigation, action or proceedings.

          4.15 ERISA. Except as set forth on Schedule 4.15, Waterlink does not make, and has not made, any contributions to any pension, defined benefit plans or defined contribution plans for its employees, in each case which are subject to the Federal Employee Retirement Income Security Act of 1974, as amended.

          4.16 ABSENCE OF UNDISCLOSED LIABILITIES. Except (i) as set forth on the Waterlink Financial Statements and the Preliminary Statements, (ii) those incurred in the ordinary course of business since December 31, 1995, and (iii) as set forth on Schedule 4.16, Waterlink and its subsidiaries are not obligated for, nor are any of their respective assets or properties subject to, any material liabilities or adverse claims or obligations, absolute or contingent. Waterlink and its subsidiaries are not in default with respect to any terms or conditions of any material liability or obligation. There are no facts known to Waterlink that might reasonably serve as a basis, in whole or in part, for any material liabilities or obligations not disclosed in this Agreement, in the Waterlink Financial Statements, the Preliminary Statements or in the Schedules.

          4.17 CORPORATE MINUTES. Waterlink and Purchaser have furnished or made available to Seller and its counsel the corporate record books of Waterlink and Purchaser and the same are accurate and complete and reflect all material resolutions adopted and all actions taken, authorized or ratified by the shareholders and directors of Waterlink and Purchaser, as the case may be. Copies of all corporate minutes of meetings held and of all written actions taken after the date of this Agreement will be furnished to Seller promptly, and in all events, prior to the Closing Date.

          4.18 LABOR AND EMPLOYMENT MATTERS.

               (a) Neither Waterlink nor any subsidiary is a party to any collective bargaining agreements, and, to the best knowledge of Waterlink and such subsidiary, no organizational efforts are presently being made with respect to any of its employees.

               (b) To the best knowledge of Waterlink, no officer or other key employee or consultant of Waterlink has any present intention of terminating his employment with, or engagement by Waterlink, and Waterlink has no present intention of terminating such employment or engagement.

          4.19 REGISTRATION RIGHTS. Except as set forth on Schedule 4.17, Waterlink is not under any contractual obligation to register any of its presently outstanding securities or any of its securities which may hereafter be issued.

          4.20 BROKERAGE AND FINDER'S FEES. No shareholder, officer, director or agent of Purchaser or Waterlink has incurred any liability to any broker, finder or agent for any brokerage fees, finder's fees, or commissions with respect to the transactions contemplated by this Agreement.

          4.21 MATERIAL MISSTATEMENTS OR OMISSIONS. No representations or warranties made by Seller in this Agreement or the Schedules hereto contain or will contain any untrue statement of a material fact, or omit or will omit to state a material fact necessary to make the statements of fact contained therein not misleading.

                                   ARTICLE V
                                   ---------

         CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER AND WATERLINK
         --------------------------------------------------------------

          The obligations of Purchaser and Waterlink under this Agreement are, at their option, subject to satisfaction of the following conditions at or prior to the Closing Date:

          5.1 REPRESENTATIONS TRUE. The representations and warranties of Seller and the Shareholders contained in this Agreement are true, complete and accurate in all material respects on and as of the Closing Date to the same extent and with the same force and effect as if made on such date, except as affected by the transactions contemplated under this Agreement.

          5.2 ALL CONSENTS OBTAINED. All necessary approvals or consents required to be obtained by Seller and the Shareholders have been obtained from all local, state and federal departments and agencies, from all other commissions, boards, agencies and from any other person or entity whose approval or consent is necessary to consummate the transactions contemplated under this Agreement including, without limitation, such consents as may be listed or required to be listed on Schedule 3.2.

          5.3 PERFORMANCE AND OBLIGATIONS. Seller and the Shareholders have duly performed all obligations, covenants and agreements undertaken by Seller or the Shareholders in this Agreement and have complied with all terms and conditions applicable to them under this Agreement to be performed and complied with on or before the Closing Date.

          5.4 RECEIPT OF DOCUMENTS BY PURCHASER. Purchaser has received:

               (a) a certificate executed by the President and Secretary of the Seller certifying as to the fulfillment of the matters contained in Sections 5.1, 5.2, 5.3 and 5.5.

               (b) a true and correct copy of Seller's Articles of Incorporation, certified by the Secretary of the Commonwealth of Massachusetts as of a date not more than five (5) days prior to the Closing Date, and a true and correct copy of Seller's By-Laws certified by the Secretary of Seller as of the Closing Date.

               (c) a written opinion from counsel for Seller, dated as of the Closing Date, addressed to Purchaser, satisfactory to Purchaser and its counsel substantially in the form attached hereto as Exhibit ___.

               (d) certified copies of resolutions duly adopted by the shareholders and board of directors of Seller approving this Agreement and the transactions contemplated under it;

               (e) with respect to all Real Property, ALTA preliminary commitments for title insurance, containing commitments to issue (a) fee owner's title insurance policies on ALTA Form B, 1970, and (b) loan policies for the benefit of any lender supplying financing for Purchaser's acquisitions, on ALTA Loan Policy Form 1970. Each such policy of title insurance must contain the following:

                    (i) an endorsement deleting standard printed exceptions;

                    (ii) an access endorsement, insuring, among other matters, that the property subject to the policy and all entrances, exits, driveways and access roads have free access to and from a public road or highway;

                    (iii) affirmative assurance that the parcels comprising the property subject to the policy are contiguous to each other without any strips, gores or other parcels of land intervening;

                    (iv) affirmative assurance of title to all easements
               benefiting the property subject to the policy;

                    (v) affirmative assurance of the state of facts shown on the survey delivered to Purchaser pursuant to Section 5.4(f), which must be read into and form a part of each such commitment and the policies to be issued on account of such commitments.

               (f) surveys of all Real Property prepared at Purchaser's cost by a land surveyor licensed in the state in which the property is located, showing the perimeter of the property and the location of all improvements, easements and other matters affecting the property subject to the survey. The surveys are to be in form and substance reasonably acceptable to Purchaser, are to have the seal and registration number of the surveyor affixed to the survey and must include the date on which the actual field survey was concluded. The surveys must contain a certificate, in form and substance acceptable to Purchaser, its counsel, the title company, any lender supplying financing to Purchaser and any other parties designated by Purchaser certifying that the survey is an accurate representation of the property, made in accordance with the "Minimum Standard Detail Requirements for Land Title Surveys" adopted by the American Title Association. The surveys must show which portion of the property, if any, is located within a flood plain or flood way area as designated by the United States Federal Emergency Management Agency.

          5.5 NO LITIGATION. No suit, action, or other proceeding is threatened or pending before any court or governmental agency in which it will be or it is sought to restrain or prohibit or to obtain material damages or relief in connection with this Agreement or the consummation of this Agreement, or which is likely to materially and adversely affect the value of the business or assets of Seller.

          5.6 EMPLOYMENT AGREEMENTS. Each of Neville and Siino has entered into an Employment Agreement with Purchaser in the form of Exhibits "E" and "F", respectively, to this Agreement.

          5.7 DELIVERY OF BOOKS AND RECORDS. Seller has delivered or made available to Purchaser all books and records of Seller relating to or reasonably required for the operation of the business of Seller, including, without limitation, copies of all Contracts, financial and accounting records, files and records relating to employees, and all related correspondence.

          5.8 INSTRUMENTS OF TRANSFER. Seller has executed and delivered to Purchaser good and sufficient instruments of transfer transferring to Purchaser title to all of the Subject Assets as required pursuant to Section 1.3. The instruments of transfer must be in form and substance reasonably satisfactory to Purchaser and its counsel, which form is usual and customary for transferring the type of property involved under the laws of the jurisdictions applicable to such transfer.

          5.9 CONFIDENTIALITY AND NON-COMPETE AGREEMENTS. Seller has (i) assigned to Purchaser any and all rights of Seller under any confidentiality agreement covering confidential information concerning Seller's business or the Subject Assets and under any non-compete or similar agreement in favor of Seller restricting activities competitive with those of Seller's business, (ii) provide Purchaser with a list of such agreements and (iii) deliver copies of such agreements of Purchaser.

          5.10 ABSENCE OF CHANGES. There has been no material adverse change in the business (financial or otherwise), assets, liabilities, results of operations or prospects of Seller since the date of this Agreement.

                                   ARTICLE VI
                                   ----------

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER
                  ---------------------------------------------
                              AND THE SHAREHOLDERS
                              --------------------

          The obligations of Seller and the Shareholders under this Agreement are, at their option, subject to satisfaction of the following conditions at or prior to the Closing Date:

          6.1 REPRESENTATIONS TRUE. The representations and warranties of Purchaser and Waterlink contained in this Agreement are true, complete and accurate in all material respects on and as of the Closing Date to the same extent and with the same force and effect as if made on such date, except as affected by the transactions contemplated under this Agreement.

          6.2 ALL CONSENTS OBTAINED. All necessary approvals or consents required to be obtained by Seller and the Shareholders have been obtained from all local, state and federal departments and agencies, from all other commissions, boards, agencies and from any other person or entity whose approval or consent is necessary to consummate the transactions contemplated by this Agreement.

          6.3 PERFORMANCE OF OBLIGATIONS. Purchaser and Waterlink have duly performed all obligations, covenants and agreements undertaken by Purchaser or Waterlink in this Agreement and have complied with all the terms and conditions applicable to them under this Agreement to be performed or complied with on or before the Closing Date.

          6.4 RECEIPT OF DOCUMENTS BY SELLER. Seller has received:

               (a) the purchase price for the Subject Assets as provided in
          Section 2.1(a);

               (b) certificates executed by each of the President or CFO of Purchaser and the President or CFO of Waterlink certifying as to the fulfillment of the matters contained in Sections 6.1 and 6.3 of this Article;

               (c) a written opinion from counsel for Purchaser and Waterlink, dated as of the Closing Date, addressed to Seller, satisfactory to Seller and its counsel substantially in the form attached hereto as Exhibit ___.

               (d) certified copies of resolutions duly adopted by the Board of Directors of Purchaser and Waterlink approving this Agreement and the transactions contemplated under it.

          6.5 NO LITIGATION. No suit, action, or other proceeding is threatened or pending before any court or governmental agency in which it will be or it is sought to restrain or prohibit or obtain material damages or relief from Seller in connection with this Agreement or the consummation of this Agreement.

          6.6 EMPLOYMENT AGREEMENTS. Each of Neville and Siino has entered into an Employment Agreement with Purchaser in the form of Exhibits "E" and "F" to this Agreement.

          6.7 REGISTRATION RIGHTS AGREEMENT. Waterlink, each of the Shareholders and Seller shall have entered into a Registration Rights Agreement substantially in the form attached hereto as Exhibit "G".

          6.8 ASSUMPTION OF LIABILITIES. Purchaser shall have entered into an Assumption Agreement more particularly described in Section 1.2 of the Agreement.

          6.9 NEVILLE NOTE. The Neville Note has been amended and restated, and issued by Purchaser to Neville in the form of Exhibit "G" to this Agreement which will be guaranteed by Waterlink (the "New Neville Note").

                                   ARTICLE VII
                                   -----------

                                     CLOSING
                                     -------

          The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Benesch, Friedlander, Coplan & Aronoff P.L.L., 200 Public Square, 2300 BP America Building, Cleveland, Ohio 44114 on January 31, 1996, at 10:00 A.M. Cleveland, Ohio Time or such other place or date mutually agreeable to the parties (the "Closing Date"). If the Closing has not taken place by such date by reason of failure of fulfillment of any condition or conditions contained in this Agreement, then the non-breaching party may, by written notice to the other party, extend the Closing Date for a period of thirty (30) days to permit fulfillment of such condition or conditions. Unless the parties otherwise agree in writing, if the Closing has not occurred by [March 15, 1996], then this Agreement will be deemed to have been terminated and abandoned, subject to the legal rights and remedies of either party arising out of the other party's breach of any of the provisions of this Agreement. The parties will in good faith use all reasonable efforts to achieve the Closing.

                                  ARTICLE VIII
                                  ------------

                            TERMINATION OF AGREEMENT
                            ------------------------

          This Agreement and the transactions contemplated under it may be terminated and abandoned at any time prior to the Closing Date:

               (a) by mutual consent in writing of Purchaser and Seller;

               (b) by Purchaser or Seller if, in the case of Purchaser, there has been a material misrepresentation or breach of warranty in the representation and warranties of Seller or the Shareholders made under this Agreement or if, in the case of Seller, there has been a material misrepresentation or breach of warranty in the representations and warranties of Purchaser or Waterlink made under this Agreement;

               (c) by Purchaser if all or a material portion of the Subject Assets have been materially damaged or destroyed before the Closing;

               (d) By Purchaser if a substantial portion of the Real Property has been taken, in whole or in part, by eminent domain or by conveyance in lieu of eminent domain;

               (e) by Purchaser, if any of the conditions contained in Article V, or by Seller, if any of the conditions contained in Article VI, respectively, have not been fulfilled in all material respects.

Any termination pursuant to this Article VIII will not affect the obligations of the parties under Article XII or Section 16.5, and will be without prejudice to the terminating party's legal rights and remedies by reason of any breach of this Agreement occurring prior to such termination. Notwithstanding anything in this Agreement to the contrary, if, on the Closing Date, Purchaser (i) has complied with all of the conditions to Closing contained in Article VI, (ii) has notified Seller of its intention to consummate the transactions contemplated under this Agreement, and (iii) is ready and able to pay Seller the purchase price and furnishes evidence to that effect to Seller, and if the Closing does not then occur due to the refusal of Seller to so consummate the transactions contemplated under this Agreement, Purchaser will be entitled to specifically enforce the terms of this Agreement in a court of competent jurisdiction, it being acknowledged that monetary damages due Purchaser in such case cannot be adequately determined at law.

                                   ARTICLE IX
                                   ----------

                           SURVIVAL OF REPRESENTATIONS
                           ---------------------------
                    AND WARRANTIES; INDEMNIFICATION; DISPUTES
                    -----------------------------------------

          9.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Notwithstanding the Closing of the transactions contemplated under this Agreement, or any investigation made by or on behalf of any party to this Agreement, the representations and warranties of Seller, the Shareholders, Purchaser and Waterlink contained in this Agreement or in any certificate, Schedule, chart, list, letter, compilation or other document furnished or to be furnished pursuant to this Agreement, will survive the Closing for a period of one (1) year, except that the representations and warranties of Seller and the Shareholders contained in Sections 3.10, 3.26, 3.27 and 3.32 with respect to tax matters, employee benefit matters, environmental matters and product liability/warranty claims will survive for two (2) years. However, as to any breach of, or misstatement in, any such representation or warranty as to which the non-breaching party as given notice to the breaching party on or prior to the expiration of the applicable period, as above set forth, the same will continue to survive beyond said period, but only as to the matters contained in such notice.

          9.2 SELLER'S AND THE SHAREHOLDERS' INDEMNIFICATION. Seller and the Shareholders, jointly and severally, will indemnify and save harmless Purchaser and Waterlink and their respective subsidiaries, shareholders, directors, officers, employees and agents from any and all costs, expenses, losses, damages and liabilities incurred or suffered, directly or indirectly, by any of them (including, without limitation, reasonable legal fees and expenses) (collectively, the "damages") resulting from or attributable to (a) the breach of, or misstatement in, any one or more of the representations or warranties of Seller or the Shareholders made in or pursuant to this Agreement; (b) any claims, demands, suits, investigations, proceedings or actions by any third party containing or relating to allegations that, if true, would constitute a breach of, or misstatement in, any one or more of the representations or warranties of Seller or the Shareholders made in or pursuant to this Agreement, provided, however, that if any such claim, demand, suit, investigation, proceeding or action by any such third party does not result in any damages to Purchaser other than the costs associated with defending such claim, demand, suit, investigation, proceeding or action, then Purchaser, on the one hand, shall bear one-half of such costs and Seller and the Shareholders, on the other hand, shall collectively bear one-half of such costs; (c) Seller's treatment, transport, recycling, storage or disposal, or any arrangement for any of same, done or made prior to the Closing, of any Contaminant generated and transported off-site from any facility owned or operated by Seller or any of its predecessors; (d) any and all obligations, debts or other liabilities of Seller not expressly assumed by Purchaser pursuant to this Agreement; (e) any facts or circumstances which would have amounted to a breach of, or misstatement in, the representations and warranties of Seller and the Shareholders contained in
Section 3.4(b) (iii) and 3.29 of the Agreement had Seller known the existence of such; (f) Seller's failure to fulfill its obligations under the Order of Conditions issued by the Fall River Conservation Commission delivered on or about November 27, 1990; or (g) Seller's noncompliance with any provision of law regarding bulk transfers or similar laws. Purchaser will be entitled to set off against any payments due under the Promissory Notes the amount of such costs, expenses, losses, damages and liabilities, and, to the extent not in a liquidated amount, then in an amount reasonably and in good faith estimated by Purchaser.

          9.3 DEFENSE OF CLAIM. In case Purchaser or Waterlink received actual notice of any claim asserted or any action administrative or other proceeding commenced in respect of which claim, action or proceeding indemnity properly may be sought against Seller and the Shareholders pursuant to this Agreement, Purchaser will give notice in writing to Seller. Within ten (10) days after receipt of such notice, Seller may give Purchaser written notice of its election to conduct the defense of such claim, action or proceeding at its own expense. If Seller has given Purchaser such notice of election to conduct the defense, Seller may conduct the defense at its expense, but Purchaser will nevertheless have the right to participate in the defense, but such participation will be solely at the expense of Purchaser, without a right of further reimbursement. If Seller has not so notified Purchaser in writing (within the time above provided) of its election to conduct the defense of such claim, action or proceeding, Purchaser may (but need not) conduct (at Seller's expense) the defense of such claim, action or proceeding. Purchaser may at any time notify Seller of Purchaser's intention to settle, compromise or satisfy any such claim, action or proceeding (the defense of which Seller has not previously elected to conduct) and may make such settlement, compromise or satisfaction (at Seller's expense) unless Sellers notifies Purchaser in writing (within twenty (20) days (or such shorter period of time if required by the terms of the proposed settlement, but in no event less than five (5) days) after receipt of such notice of intention to settle, compromise or satisfy) of its election to assume (at its sole expense) the defense of any such claim, action or proceeding and promptly take appropriate action to implement such defense. Any settlement, compromise or satisfaction made by Purchaser, or any such final judgment or decree entered in, any claim, action or proceeding defended only by Purchaser, regardless of the amount or terms, will be deemed to have been consented to by, and will be binding on, Seller as fully as though it alone had assumed the defense and a final judgment or decree had been entered in such proceeding or action by a court of competent jurisdiction in the amount of such settlement, compromise, satisfaction, judgment or decree. If Seller has elected under this Section 9.3 to conduct the defense of any claim, action or proceeding, then Seller will be obligated to pay the amount of any adverse final judgment or decree rendered with respect to such claim, action or proceeding subject to the terms of this Agreement. If Seller elects to settle, compromise or satisfy any claim, action or proceeding defended by it, the cost of any such settlement, compromise or satisfaction will be borne entirely by Seller and may be made only with the consent of Purchaser if Purchase is not completely and unconditionally released, is otherwise adversely affected, or has imposed upon it any obligations or restrictions, which consent will not be unreasonably withheld. Purchaser and Seller will use all reasonable efforts to cooperate fully with respect to the defense of any claim, action or proceeding covered by this Section 9.3.

          9.4 PURCHASER'S AND WATERLINK'S INDEMNIFICATION. Purchaser and Waterlink, jointly and severally, will indemnify and save harmless Seller and the Shareholders from any and all costs, expenses, losses, damages and liabilities incurred or suffered directly or indirectly by Seller or the Shareholders (including, without limitation, reasonable legal fees and costs) (collectively, the "damages") resulting from or attributable to the breach of, or misstatement in, any one or more of the representations or warranties of Purchaser or Waterlink made in or pursuant to this Agreement to the same extent as provided in Clauses (a) and (b) of Section 9.2, and in the same manner as provided in Section 9.3, of this Article IX.

          9.5 LIMITATIONS ON INDEMNIFICATION. Any of the foregoing notwithstanding, no party will have any right to indemnification unless and until the aggregate damages indemnifiable by the indemnifying party exceed Seventy-Five Thousand Dollars ($75,000) and thereafter, will be entitled to the full extent of the damages and in no event will the aggregate liability of Seller and the Shareholders, on the one hand, or Purchaser and Waterlink, on the other hand, exceed the aggregate amount of cash proceeds and the value of other property realized by the Shareholders, net of all taxes, from the payment of the Cash Purchase Price (excluding any adjustment based on any portion of the Cash Purchase Price used to pay down the Neville Note) and the issuance of the Promissory Notes.

                                    ARTICLE X
                                    ---------

                          CONDUCT PRIOR TO CLOSING DATE
                          -----------------------------

          10.1 CONTINUATION OF BUSINESS. Until the Closing Date, Seller will continue to conduct its business in the ordinary and usual course consistent with past practice, and, without limiting the generality of this undertaking, Seller will not do or suffer to be done any of the following, whether or not in the ordinary and usual course, without the prior written consent of Purchaser:

               (a) Dispose or contract to dispose of any Real Property or other Subject Assets (other than in the ordinary course of business), or any interest in any Real Property or other Subject Assets;

               (b) Acquire or contract to acquire any Real Property or capital assets in excess of $10,000;

               (c) Enter into any obligations or commitments for future payments in excess of $5,000 other than in connection with fulfilling currently existing customer purchase orders;

               (d) Enter into any capital or operating lease calling for expenditures in excess of $5,000;

               (e) Encumber any assets (other than in the ordinary course of business);

               (f) Declare or pay any dividend or declare or make any other distribution to shareholders other than a distribution to Siino to fulfill his obligations under the Michael Documents and the corresponding, pro rata, distribution to Neville;

               (g) Purchase or redeem any shares, notes or other securities provided, however, that this Section 10.1(g) shall not prohibit Seller from paying to Neville (i) any principal amount in excess of $1,200,000 due under the Neville Note and (ii) $800,000 to reduce the outstanding principal balance under the Neville Note to $400,000 (after giving effect to any payments permitted under subsection (g)(i) of this Section 10.1);

               (h) Increase the rate or amount of compensation or the amount or type of other remuneration to any of its directors, officers, employees, agents or other representatives, or agree to do so;

               (i) Form or cause to be formed, or dispose or contract to dispose of, any Subsidiary, or any interest in any Subsidiary;

               (j) Reclassify, split or combine its shares, or issue, sell, distribute or dispose of any shares, notes or other securities, or commit itself to do so;

               (k) Make any new commitments or agree to make commitments for capital improvements or significantly alter standing commitments for capital improvements in excess of $10,000;

               (l) Make any single expenditure or agree to make any single expenditure, or series of expenditures in excess of $10,000 in the aggregate (other than the payment of professional fees incurred in connection with this transaction in an aggregate amount not to exceed $45,000);

               (m) Negotiate with anyone other than Purchaser for, or participate with anyone other than Purchaser in, the acquisition of all or any part of the Subject Assets;

               (n) Amend, or permit to be amended, in any way, its Articles of Incorporation or By-Laws other than relating to the change of Seller's name;

               (o) Make any material change in accounting methods; and

               (p) Award any bonus compensation or enter into other bonus arrangements with any employees or shareholders other than year-end bonuses to employees in an aggregate amount not to exceed $125,000.

          10.2 PRESERVATION OF BUSINESS. Seller will use its best efforts to (i) preserve intact its present business organization and personnel, (ii) preserve its business, actual and potential, and its advantageous relationships with all persons having business dealings with it, and (iii) preserve and maintain in force all its licenses, certificates, leases, contracts, permits, registrations, franchises, confidential information, patents, trademarks, trade names, service marks and copyrights, and applications for any of the same, and other similar rights. Seller will use its best efforts to maintain in force all property, casualty, crime, life, directors, officers and other forms of insurance and bonds which it presently carries.

          10.3 CONSENTS AND APPROVALS. Seller, the Shareholders, Purchaser and Waterlink will use all reasonable efforts to obtain all necessary consents and approvals of all persons, firms, entities and governmental authorities to the consummation of the transactions contemplated by this Agreement.

                                   ARTICLE XI
                                   ----------

                              ADDITIONAL COVENANTS
                              --------------------

          11.1 ALLOCATION OF TAXES, FILING RESPONSIBILITY. Except as otherwise specifically agreed to herein, Seller shall file all tax returns and pay all taxes for all taxable periods ending on or before the Closing Date. Purchaser shall file all returns and pay all taxes for all taxable periods commencing after the Closing Date. For any taxable period commencing before and ending after the Closing Date, the Purchaser shall file such returns (with full cooperation from Seller) and any taxes due for such periods shall be allocated between Seller and Purchaser based upon the relative taxable activity occurring on or before the Closing on the one hand, and after the Closing on the other.

          11.2 SELLER NAME CHANGE. Within three (3) business days after the Closing, Seller will file appropriate and necessary documentation with the Secretary of the Commonwealth of Massachusetts amending its Articles of Incorporation to change its name to a name other than Mass Transfer Systems, Inc. or any derivative thereof.

                                   ARTICLE XII
                                   -----------

                               WATERLINK GUARANTEE
                               -------------------

          Waterlink hereby irrevocably and unconditionally guarantees the full, timely and faithful performance by Purchaser of its obligations contained in
Section 2.2 of this Agreement, under the Promissory Notes and the New Neville Note (the "Guaranteed Obligations"). This guarantee is a continuing, absolute and unconditional guarantee and shall remain in full force and effect so long as Purchaser has any obligations under the Guaranteed Obligations. Waterlink waives notice of acceptance of this guarantee and notice of any liability to which it may apply, and waives presentation, demand and protest of any Guaranteed Obligation and also waives notice of any nonpayment. The obligations of Waterlink under this guarantee are absolute and unconditional and shall not be impaired by:

               (a) the failure of Seller, the Shareholders or Neville to assert any claim or demand or to enforce any right or remedy against Purchaser;

               (b) any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement or any agreement or instrument executed pursuant thereto; or

               (c) the act or failure to act in any manner referred to in this guarantee which may deprive Waterlink of its right to subrogation against Purchaser to recover fully indemnity for any payment made pursuant to this guarantee.

          This guarantee is a continuing guarantee and shall be binding upon Waterlink and its successors and assigns and shall inure to the benefit of the successors and assigns of Seller and the Shareholders.

                                  ARTICLE XIII
                                  ------------

                    ASSIGNMENT, THIRD PARTIES, BINDING EFFECT
                    -----------------------------------------

          The rights under this Agreement are not assignable nor are the duties delegable by a party without the written consent of the other party first having been obtained, and any attempted assignment or delegation without such consent will be null and void; provided, however, that Purchaser and Waterlink may assign their respective rights hereunder to their principal lenders, subject to any defenses that Seller and the Shareholders may have hereunder against Purchaser and Waterlink. Nothing contained in this Agreement is intended to convey upon any person or entity, other than the parties and their successors in interest and permitted assigns, any rights or remedies under or by reason of this Agreement unless expressly stated. All covenants, agreements, representations and warranties of the parties contained in this Agreement are binding on and will inure to the benefit of Purchaser, Waterlink, Seller and the Shareholders, respectively, and their respective successors and permitted assigns.

                                   ARTICLE XIV
                                   -----------

                                    EXPENSES
                                    --------

          Except as otherwise agreed to in this Agreement, Purchaser and Waterlink, on the one hand, and Seller and the Shareholders, on the other hand, will bear their own respective expenses, including, without limitation, counsel and accountants' fees, in connection with the preparation and negotiation of, and transactions contemplated under, this Agreement.

                                   ARTICLE XV
                                   ----------

                                     NOTICES
                                     -------

          All notices, requests, demands and other communications under this Agreement must be in writing and will be deemed duly given, unless otherwise expressly indicated to the contrary in this Agreement, (i) when personally delivered, (ii) upon receipt of a telephonic facsimile transmission with a confirmed telephonic transmission answer back, (iii) three (3) days after having been deposited in the United States mail, certified or registered, return receipt requested, postage prepaid, or (iv) one (1) business day after having been dispatched by a nationally recognized overnight courier service, addressed to the parties or their permitted assigns at the following addresses (or at such other address or number as is given in writing by either party to the other) as follows:

         TO PURCHASER OR WATERLINK:      Waterlink, Inc.
         -------------------------       115 Dewalt Ave., N.W.
                                         Canton, Ohio  44702
                                         Facsimile No.: 216-455-8134
                                         Attention:  Theodore F. Savastano,
                                                         Chairman

                  With a copy to:        Benesch, Friedlander,
                                           Coplan & Aronoff P.L.L.
                                         2300 BP America Building
                                         200 Public Square
                                         Cleveland, Ohio  44114-2378
                                         Facsimile No.:  216-363-4588
                                         Attention:  Ira C. Kaplan

         TO SELLER OR THE SHAREHOLDERS:      c/o Mark E. Neville
         ------------------------------      146 Darrington Drive
                                             Raynham, Massachusetts  02767
                                             Facsimile No.: 508-821-2523

                  With a copy to:            Hinckley, Allen & Snyder
                                             1500 Fleet Center
                                             Providence, Rhode Island  02903
                                             Facsimile No.:  401-277-9600
                                             Attention:  Sandra Matrone Mack

                                   ARTICLE XVI
                                   -----------

                             REMEDIES NOT EXCLUSIVE
                             ----------------------

          No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy will be cumulative and will be in addition to every remedy given under this Agreement or now or subsequently existing, at law or in equity, by statute or otherwise. The election of any one or more remedies by Purchaser or Seller will not constitute a waiver of the right to pursue other available remedies.

                                  ARTICLE XVII
                                  ------------

                                 NON-COMPETITION
                                 ---------------

          17.1 NON-COMPETITION AGREEMENT.

               (a) For a period of five (5) years from and after the Closing Date, (but as to clauses (iv) and (v) at any time after the Closing
          Date), in any states in the United States or any countries outside the United States where Purchaser or Waterlink then has done business or is actively contemplating doing business, Seller shall not, directly or indirectly, whether as an individual on Seller's own account, or as a shareholder, partner, joint venturer, director, officer, employee, consultant, creditor and/or agent, of any person, firm or organization or otherwise, directly or indirectly:

                    (i) engage in, carry on or have any interest in a business substantially similar to the business as carried on the date of termination of this Agreement, by the Purchaser, Waterlink or any subsidiary of Waterlink,

                    (ii) enter into, engage in, or be employed by or consult
               with any business in, competition with the Purchaser, Waterlink or any subsidiary of Waterlink on matters substantially similar to the business as carried on by Purchaser or Waterlink on the date of termination of this Agreement,

                    (iii) employ, assist in employing or otherwise associate in business with any present, former or future employee of Purchaser, Waterlink or any subsidiary of Waterlink,

                    (iv) induce any person who is a present or future employee, officer, agent, affiliate or customer of Purchaser, Waterlink or any subsidiary of Waterlink to terminate the relationship, and

                    (v) induce any customer or supplier of Purchaser, Waterlink or any subsidiary of Waterlink to refuse to do business with Purchaser or Waterlink or any subsidiary of Waterlink, as the case may be, on as favorable terms as previously done with Purchaser, Waterlink or any subsidiary of Waterlink, as the case may be.

               Seller acknowledges that the length of time and geographic restriction pertaining to all prohibitions in this Subsection (a) both are reasonable and necessary for the legitimate protection of Purchaser's business and interests.

               (b) Seller expressly agrees and understands that the remedy at law for any breach by Seller of this Article XVII will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon adequate proof of Seller's violation of this
          Article XVII, Purchaser will be entitled, among other remedies, to immediate injunctive relief and may obtain a temporary restraining order restraining any threatened or further breach. Nothing in this subsection (b) will be deemed to limit Purchaser's remedies at law or in equity for any breach by Seller of any of the provisions of this Agreement which may be pursued or availed of by Purchaser.

               (c) In the event any court of competent jurisdiction determines that the specified time period or geographical area set forth in this
          Section 17.1 is unreasonable, arbitrary or against public policy, then a lesser time period or geographical area that is determined by the court to be reasonable, non-arbitrary and not against public policy may be enforced.

               (d) In the event Seller violates any legally enforceable provision of this Section 17.1 as to which there is a specific time period during which Seller is prohibited from taking certain actions or engaging in certain activities, then, in such event the violation will toll the running of the time period from the date of the violation until the violation ceases.

          17.2 DISCLOSURE OF CONFIDENTIAL INFORMATION. Except as may be required by law or necessary in connection with any dealings with any public agency or authority, from and after the Closing Date, Seller and the Shareholders will not disclose, disseminate, divulge, discuss, copy or otherwise use or suffer to be used, in competition with, or harmful to the interests of, Purchaser or Waterlink, any information (written or oral), documents, lists or other data of or respecting any aspect of the Subject Assets or the business being acquired by Purchaser from Seller under this

Agreement. The terms of this Section 17.2 shall not survive the termination of this Agreement for any reason.

                                  ARTICLE XVIII
                                  -------------

                                  MISCELLANEOUS
                                  -------------

          18.1 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same document.

          18.2 CAPTIONS AND SECTION HEADINGS. Captions and section headings are for convenience only, are not a part of this Agreement and may not be used in construing it.

          18.3 POSSESSION OF SUBJECT ASSETS. Possession of the Subject Assets will be given to Purchaser on the Closing Date. Purchaser will not acquire any title to the Subject Assets until possession has been given to it in accordance with this Section 18.3, and, accordingly, all risk and loss with respect to the Subject Assets will be borne by Seller until possession has been given to Purchaser. For purposes of this Section 18.3, possession will be deemed to have been given to Purchaser when Seller delivers or causes to be delivered to Purchaser good and sufficient instruments of transfer and conveyance as provided in this Agreement.

          18.4 WAIVERS. Any failure by any of the parties to comply with any of the obligations, agreements or conditions set forth in this Agreement may be waived by the other party or parties, but any such waiver will not be deemed a waiver of any other obligation, agreement or condition contained herein.

          18.5 RIGHT OF INSPECTION. From and after the date of this Agreement to the Closing Date, each of the parties hereto will give to the other and their counsel, accountants and other representatives, full access during normal business hours to its offices, properties, agreements, records and affairs, and will furnish copies of all contracts and other instruments as such or counsel may reasonably request. All such information will be treated confidentially and will be used only for the purposes intended. If the transactions contemplated under this Agreement do not take place, all documents and other property of the disclosing party will be returned and all disclosures and information given to the investigating party as contemplated under this Agreement will be treated as confidential and not disclosed to others unless disclosed publicly by the disclosing party or other third parties without fault on the part of the investigating party, or unless otherwise required by law.

          18.6 AMENDMENTS, SUPPLEMENTS OR MODIFICATIONS. Each of the parties agrees to cooperate in the effectuation of the transactions contemplated under this Agreement and to execute any and all additional documents to take such additional action as is reasonably necessary or appropriate for such purposes.

          18.7 ENTIRE AGREEMENT. This Agreement, including any certificate, schedule, exhibit or other document delivered pursuant to its terms, constitutes the entire agreement between the parties. There are no verbal agreements, representations, warranties, undertakings or agreements between the parties, and this Agreement may not be amended or modified in any respect, except by a written instrument signed by the parties to this Agreement.

          18.8 GOVERNING LAWS. This Agreement is to governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts.

          18.9 KNOWLEDGE. All references to "knowledge" or "best knowledge" of Seller means the actual knowledge of the Shareholders, and of Purchaser or Waterlink means the actual knowledge of each such party, each after reasonable investigation and due diligence. Failure to so investigate or exercise due diligence may result in the imputation of knowledge to a party if the circumstances, in the opinion of a trier of the facts, so warrants.

          18.10 PRESS RELEASES. Prior to the Closing, no party will issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated under this Agreement without the prior consent of the other party first obtained.

          IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

                                     WATERLINK ACQUISITION CORP.

                                     By:  /s/ Nancy A. Hamerly
                                        ----------------------------------
                                         Its:  CFO

                                     MASS TRANSFER SYSTEMS, INC.

                                     By:  /s/ Mark E. Neville
                                        ----------------------------------
                                         Its:  President

                                     WATERLINK, INC

                                     By:  /s/ Mark E. Neville
                                        ----------------------------------
                                         Mark E. Neville

                                     By:  /s/ Frederick J. Siino
                                        ----------------------------------
                                         Frederick J. Siino